PRESS RELEASE



FOR IMMEDIATE RELEASE                        CONTACT:


Titanium Metals Corporation                  Joe Compofelice
1999 Broadway, Suite 4300                    Chief Financial Officer
Denver, Colorado   80202                     (281) 423-3303



      TIMET ADVISES OF RELEVANT DATES FOR CONVERTIBLE PREFERRED SECURITIES


     DENVER, COLORADO . . . November 13, 1997 . . . In response to investor inquiries, Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) advises that the record dates for quarterly distributions made with respect to the 6-5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities
(BUCS)sm, of TIMET Capital Trust I, a statutory business trust formed by TIMET, are February 15, May 15, August 15, and November 15 (unless and until otherwise changed in accordance with the instruments governing the trust). These dates apply without regard to whether or not they fall on a business day.

     Quarterly distributions on the Convertible Preferred Securities are payable (subject to the terms of the indenture and other instruments governing the trust) on March 1, June 1, September 1, and December 1 (unless and until otherwise changed in accordance with the instruments governing the trust). In the event that any date on which any such distributions are payable is not a business day, payment of such distributions will generally be made on the next succeeding business day.
     TIMET will advise by public release in the event any of such dates are modified in the future.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

                             o    o    o    o    o



Salomon Inc has filed applications with the United States Patent and Trademark Office for the registration of the Beneficial Unsecured Convertible Securities
(BUCS) and BUCS service marks.